CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of FS Variable Separate Account of our report dated April 24, 2017, relating to the financial statements of FS Variable Separate Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2017, relating to the financial statements of The United States Life Insurance Company in the City of New York, which appears in such Registration Statement. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2017